EXHIBIT 99.1

Contact:	Financial Inquiries:	Media Inquiries:
	Steven E. Dietrich	John W. Mangan
	Crown Pacific	Mangan Public Affairs
	(503) 274-2300	(503) 701-7503

CROWN PACIFIC CLOSES SALE OF INLAND TREE FARM SOUTH;

REPORTS NEGOTIATIONS WITH SENIOR LENDERS

ON AMENDMENTS TO ITS DEBT FACILITIES

PORTLAND, ORE. — April 1, 2002 — Crown Pacific Partners, L.P. (NYSE: CRO), an integrated forest products company, announced the successful closing of the Inland Tree Farm South sale to Patriot Investments, LLC for gross proceeds of $133.8 million.  The Partnership also reported it is negotiating with its senior lenders regarding a plan to amend the Partnership’s debt agreements.

The Inland Tree Farm South deal involves the first of two sales previously announced by the Partnership in its plan to reduce debt.  The first transaction included approximately 157,000 acres and was closed on March 29, 2002.  The second transaction involves the planned sale of Inland Tree Farm North to the same buyer for $55.7 million and is scheduled to close during the second quarter of 2002.  This deal includes approximately 95,000 acres.  Final net proceeds and the Partnership’s book gain will be determined after post closing adjustments, including the completion of a timber inventory expected to be completed no later than the end of July 2002.

The Partnership also reported it is in negotiations with its bank lender group and the holders of its senior notes on a plan to amend certain terms and amortization requirements of these instruments.  The proposed amendments to the existing bank facilities and senior note agreements will, among other things, extend near term amortization requirements and determine the allocation of the Inland Tree Farm North and South proceeds between the bank and senior note debt.

“We are pleased to report these positive developments with our senior lenders,” said Crown Pacific President and Chief Executive Officer Peter W. Stott.  “A global arrangement with both groups of Crown Pacific lenders further enhances our ability and flexibility to meet our debt obligations in an appropriate manner while preserving maximum unitholder value.”

Pending the final outcome of the lender agreement, the Partnership has notified the SEC of its intent to delay the filing of the annual Form 10-K as allowed under Rule 12b25, until no later than April 16, 2002.  The outcome of these negotiations will not affect the Partnership’s previously reported operating results.  However, the proposed amendments should allow a significant amount of current portion of long-term debt to be reclassified as long-term.

About Crown Pacific

Crown Pacific Partners, L.P. (NYSE: CRO) is an integrated forest products company.  After the sale announced above, the Partnership will own and manage approximately 524,000 acres of timberland, utilizing modern forest practices to balance growth with environmental protection.  Its efficient mills in Oregon and Washington are capable of producing over 325 million board feet of lumber annually for domestic and export markets.  Crown Pacific’s strategic network of marketing and sales offices in the West provide cost-effective product distribution, and have made the Partnership a market leader in several of the nation’s fastest growing housing markets.

Further details and discussion of the Partnership’s operating performance and outlook, as well as copies of Partnership news releases, may be obtained from Crown Pacific’s Web site at www.crownpacificpartners.com or by calling the Partnership directly at (888) NYSE CRO (697-3276).

Forward-Looking Statements

Information contained in all sections of this release includes forward-looking statements including statements regarding the Partnership’s expectations, hopes, beliefs, intentions or strategies regarding the future that are not purely historical, but are based on assumptions that in the future may prove not to be accurate. These assumptions include, harvest volumes, species mix, prices for logs and lumber, demand for housing and levels and amounts received for stumpage, property and asset sales. Crown Pacific Partners, L.P.’s business and prospects are subject to a number of risks, including the volatility of timber and lumber prices, factors limiting harvesting of timber including contractual obligations, governmental restrictions, weather and access limitations — as well as the substantial capital expenditures required to supply its operations.

Additional factors that could affect future performance include environmental risks, operating risks normally associated with the timber industry, competition, government regulations and policies, and economic changes in the regions where the Partnership’s products or substitute products are sold, including Southeast Asia and Japan. Other risk factors include the ability of the Partnership to implement its business strategy and the increase in the value of the U.S. dollar against foreign currencies. These and other risks are described in the Partnership’s registration statements and reports filed from time to time on Forms 10-K, 8-K, and 10-Q and reports to unitholders, which are available from the Partnership or the United States Securities and Exchange Commission.

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